EXHIBIT 10.10

CONSTRUCTION LOAN AGREEMENT

THIS CONSTRUCTION LOAN AGREEMENT (“Agreement”) is made as of this 20th day of March, 2015 by and between PETCO REAL ESTATE HOLDINGS III LLC, a Delaware limited liability company, (“Borrower”) and MUFG UNION BANK, N.A. (“Bank”).

A. Borrower has requested that Bank provide a construction loan to Borrower to finance the construction of the Improvements on the Real Property.

B. Bank is willing to provide the Loan upon the terms and conditions set forth herein.

THEREFORE, the parties hereto agree as follows:

1.	DEFINITIONS. In addition to terms defined elsewhere in this Agreement, capitalized terms shall have the following meanings (such definitions to be equally applicable to the singular and plural forms of the defined terms):

1.1.	ADR. Bank’s standard form Alternative Dispute Resolution Agreement.

1.2.	Advance. Each disbursement of proceeds of the Loan made pursuant to this Agreement.

1.3.	Affiliate. As to any person, any other person that (a) directly or indirectly, owns more than twenty percent (20%) of such person, (b) is in control of, is controlled by or is under common ownership or control with such person or (c) is a director or officer of such person.

1.4.	Affiliated Tenant and Affiliated Tenants. These terms are defined in Section 6.25, and Include Petco Animal Supplies Stores, Inc., a Delaware corporation, the tenant under the Major Lease.

1.5.	Agent. Bank, when acting in the capacity of administrative agent following any Secondary Market Transaction, and any successor agent.

1.6.	Agreement to Furnish Insurance. Bank’s standard form Agreement to Furnish Insurance.

1.7.	Applicable Interest Rate. The per annum rate at which interest accrues on the outstanding principal balance of the Loan, as set forth in Section 2.6.

1.8.	Appraisal. An appraisal or reappraisal of the Property (complying with Bank’s appraisal policy) performed or to be performed by a certified real estate appraiser engaged by Bank.

1.9.	Appraised Value. The market value of the Property on an “As Completed” basis as determined by Bank in its business judgment, reasonably exercised, based upon an Appraisal.

1.10.	Architect. CDS Architects, Inc., dba Smith Consulting Architects, or such other architect as may be approved by Bank.

1.11.	Architect’s Agreement. The agreement between Borrower and Architect relating to the design and construction of the Improvements.

1.12.	Assignment of Construction Contract. Bank’s standard form Assignment of Construction Contract.

1.13.	Assignment of Plans and Specifications. Bank’s standard form Assignment of Architects Agreement, Plans and Specifications.

1.14.	Bonded Work. Offsite, common area, or other improvements required by a Governmental Authority or for which bonds may be required in connection with the development of the Real Property.

1.15.	Borrower’s Funds. All funds of Borrower deposited into Borrower’s Funds Account with Bank pursuant to the terms of this Agreement, to be disbursed in payment of Construction Costs as more particularly set forth in this Agreement.

1.16.	Borrower’s Funds Account. An account with Bank into which Borrower’s Funds shall be deposited as provided for in the “BORROWER’S COVENANTS” Section below or any other provision of this Agreement.

1.17.	Business Day. Any day other than a Saturday or Sunday or a legal holiday on which national banks in the United States are authorized or required to be closed for business. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

1.18.	Cash and Cash Equivalents. Any combination of the legal tender of the United States of America (“Cash”) and direct obligations of the United States government backed by the full faith and credit of the United States.

1.19.	Certification of Plans and Specifications. Bank’s standard form Certification of Plans and Specifications.

1.20.	Change Order. Any change or supplement to the Plans, Construction Contract, if any, or subcontract as permitted by this Agreement.

1.21.	Closing Date. The date on which the Deed of Trust is recorded.

1.22.	Co-Lender. Bank and each other person holding a Ratable Share of the Loan.

1.23.	Completion Date. December 31, 2015, the date by which construction of the Improvements must be completed and all licenses and permits necessary for the occupancy, use or sale thereof obtained.

1.24.	Construction Costs. All costs approved by Bank relating to the construction of the Improvements or otherwise pertaining to the Property, as set forth in the Detailed Cost Breakdown.

1.25.	Construction Contract. The agreement between Borrower and Contractor relating to the construction of the Improvements.

1.26.	Construction Loan. The Loan during the Construction Loan Period.

1.27.	Construction Loan Period. The period commencing on the date of this Agreement and terminating on the Construction Loan Maturity Date.

1.28.	Construction Loan Maturity Date. The earlier of (a) August 1, 2016, or (b) any earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

1.29.	Contractor. The Whiting-Turner Contracting Company, or such other contractor as may be approved by Bank.

1.30.	Conversion Date. The date, if it occurs, that the Construction Loan is converted to the Term Loan as described in Section 2.5 below; the Conversion Date is the first day of the Term Loan Period.

1.31.	Default Rate. The rate of interest applicable under the Note following the occurrence of an Event of Default.

1.32.	Deed of Trust. The Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing (Construction Trust Deed) of even date herewith.

1.33.	Detailed Cost Breakdown. An itemized schedule on a component, unit and trade breakdown basis showing all costs and expenses required for construction of the Improvements in accordance with the Plans, which has been submitted to and approved by Bank.

1.34.	Disbursement Schedule. The schedule or schedules for disbursement of the Advances and of Borrower’s Funds, if any, set forth on Exhibit B hereto, which may be amended from time to time by reallocations made in accordance with the “LOAN DISBURSEMENT” Section of this Agreement.

1.35.	Draw Request. The certified invoice to be delivered by Borrower to Bank and Title Insurer as a condition to Bank making an Advance, in such form and certified by such parties as required by Bank, together with such schedules, affidavits, releases, waivers, statements, invoices, bills, and other documents, certificates and information as may be required by Bank as to such Advance.

1.36.	ECA. The Environmental Compliance Agreement of even date herewith.

1.37.	Event of Default. Any event or condition described as an Event of Default in the “EVENTS OF DEFAULT” Section of this Agreement.

1.38.	Financial Statements. Balance sheets, income statements, statements of retained earnings with supporting schedules and such other financial reports as Bank may require, in form and content acceptable to Bank.

1.39.	Force Majeure. Any strikes, lock-outs, war, civil disturbance, natural disaster, acts of terrorism or acts of God, unavailability of materials or labor, inclement weather, change in laws, fire or casualty, governmental inaction or delay, or any other event, condition or circumstance not within the reasonable control of Borrower which cause a delay in Borrower’s construction of the Improvements; provided, however, Borrower must give notice to Bank within five (5) Business Days after the occurrence of an event which it believes to constitute Force Majeure, and the Borrower’s delay for Force Majeure shall be an excusable delay only during the Construction Loan Period for the lesser of (I) the actual duration of such event, or (li) ninety (90) days in the aggregate.

1.40.	Funding Date. The date on which the Initial Disbursement is made which may or may not be the same date as the Closing Date.

1.41.	Governmental Authority. Any federal, state or local governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, court, administrative tribunal or public or private utility having authority over the Property or its utilization.

1.42.	Governmental Requirement. Any law, statute, order, ordinance, rule, regulation, permit or act of a Governmental Authority.

1.43.	Guarantor. Petco Animal Supplies, Inc., a Delaware corporation, which is executing the Guaranty, and any other Person who executes a Guaranty in connection with the Loan.

1.44.	Guaranty. The Loan and Completion Guaranty of even date herewith with respect to the Loan.

1.45.	Improvements. Renovation and conversion to office space of the certain real property and existing improvements currently comprising 297,276 square feet, commonly known as 10850 Via Frontera, San Diego, CA 92127.

1.46.	Initial Disbursement. The initial Advance made by Bank to Borrower pursuant to this Agreement.

1.47.	Initial Interest Rate. This term is defined in the Note.

1.48.	Interest Reserve. During the Construction Loan Period, the portion of the Project Budget allocated for the payment of interest due under the Note.

1.49.	Leases. All leases of the Property, including Major Leases, and all amendments, guaranties and subleases relating thereto.

1.50.	Liquidity. The term is defined in Section 6.33.

1.51.	Loan. The construction loan in the maximum principal amount of $42,700,000.00, which Bank has agreed to make to Borrower pursuant to this Agreement.

1.52.	Loan Documents. This Agreement, the Note, Deed of Trust, Guaranty, ECA, Security Documents, ADR, UCC-1 Financing Statement(s) covering the Personal Property, Agreement to Furnish Insurance, any Swap Contract, and all other agreements, instruments and documents (together with amendments, supplements and replacements thereto) now or hereafter executed and delivered to Bank in connection with the Loan.

1.53.	Loan Fee. The non-refundable fee in the amount of $213,500.00 to be paid to Bank, of which (a) $163,500.00 shall be paid to the Bank out of the Initial Disbursement, and (b) the remaining $50,000.00 shall be disbursed directly to Bank (without further authorization) concurrently with disbursement of the final $10,000.00.00 of the Loan, ratably as that amount is disbursed, at the rate of one half of one percent (.5%) of the principal amount Advanced.

1.54.	Loan Party and Loan Parties. These terms are defined in Section 6.25.

1.55.	Loan-to-Value Ratio. The ratio of (i) the indebtedness evidenced by the Note and any secondary financing permitted pursuant to the Loan Documents to (ii) the Appraised Value of the Property.

1.56.	Major Contracts. This term is defined in Section 4.1 (a)(viii).

1.57.	Major Leases. Those Leases, if any, which (i) cover twenty percent (20%) or more of the net rentable area of the Improvements and have an initial term of more than five (5) years, or (ii) contribute twenty percent (20%) or more of the Net Operating Income of the Property. The Major Leases, if any, as of the date of this Agreement, are described in Exhibit E hereto, and are approved by Bank.

1.58.	Maturity Date. The Construction Loan Maturity Date or, if the term of the Loan is extended and the Construction Loan is converted to a Term Loan, the Term Loan Maturity Date.

1.59.	Maximum Commitment. For each Co-Lender, an amount equal to each Co-Lender’s Ratable Share of the Loan.

1.60.	Note. The promissory note of even date herewith in the principal amount of the Loan.

1.61.	Note Rate. This term is defined in the Note.

1.62.	Offsite Materials. Materials to be incorporated into the Improvements or used in connection with the construction of the Improvements that are stored at a location other than the Real Property.

1.63.	Onsite Materials. Materials to be incorporated into the Improvements or used in connection with the construction of the Improvements that are stored on the Real Property.

1.64.	Owner-Occupied. This term is defined in Section 6.25.

1.65.	Person. Any natural person or entity, including any corporation, partnership, joint venture, limited liability company, trust, trustee, unincorporated organization or Governmental Authority.

1.66.	Personal Property. Any tangible or intangible personal property described in the Deed of Trust or Security Documents which is security for the Loan; provided, however, in no event shall Personal Property include any personal property or equipment of the tenant, Petco Animal Supplies Stores, Inc., a Delaware corporation.

1.67.	Plans. The final plans and specifications for construction of the Improvements (including any applicable general conditions), prepared by Architect and approved by Bank as required herein, and all amendments and modifications thereof made pursuant to Change Orders.

1.68.	Property. The Real Property, the Improvements and the Personal Property.

1.69.	Project Budget. The cost itemization (set forth in Exhibit B-1 hereto) of the total amount needed by Borrower to construct the Improvements and to perform Borrower’s other obligations under the Loan Documents, which itemization may be amended from time to time in accordance with the “LOAN DISBURSEMENT” Section of this Agreement.

1.70.	Ratable Share, Ratable or Ratably. With respect to any Co-Lender, the percentage that such Co-Lender’s Maximum Commitment then constitutes of the principal amount of the Loan.

1.71.	Real Property. That certain real property described in Exhibit A hereto.

1.72.	Secondary Market Transaction. The term is defined in Section 10.8.

1.73.	Security Documents. Any agreements granting a security interest in collateral securing the Loan other than the Deed of Trust, including without limitation, Bank’s standard form assignments and consents to assignments of the Architect’s Agreement, Construction Contract, if any, Plans, any property management agreement or asset management agreement.

1.74.	Set Aside Letter. Any letter or letters to any Governmental Authority or Surety whereby Bank agrees to allocate proceeds of the Loan for construction of Bonded Work.

1.75.	Surety. The bonding company that issues the bonds covering the Bonded Work.

1.76.	Swap Contract. Any interest rate swap or similar agreement heretofore or hereafter entered into between Borrower and Bank relating to the Loan.

1.77.	Term Loan. The Loan during the Term Loan Period, if applicable.

1.78.	Term Loan Maturity Date (if applicable). The earlier of (a) one hundred two (102) calendar months following the Conversion Date, or (b) any earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

1.79.	Term Loan Period. If the Loan is converted and is extended in accordance with Section 2.5 below, the period commencing on the Conversion Date and terminating on the Term Loan Maturity Date.

1.80.	Title Insurer. Chicago Title Insurance Company.

1.81.	Title Policy. An ALTA Loan Policy of Title Insurance acceptable to Bank endorsed for pending disbursements, naming Bank as insured, with a liability limit of not less than the amount of the Loan, issued by Title Insurer, insuring that the Deed of Trust constitutes a valid first lien on the Real Property and Improvements, with only such exceptions from its coverage as shall have been approved in writing by Bank, with such reinsurance or coinsurance agreements or endorsements to such policy as Bank may reasonably require.

2.	THE LOAN.

2.1.	Purpose. The purpose of the Loan is to finance construction of the Improvements and other costs related thereto.

2.2.	Loan Terms and Conditions. Subject to the terms and conditions contained in this Agreement, Bank agrees to make the Loan to Borrower. The Loan shall be evidenced by the Note, repayment of which shall be secured by, among other things, the Deed of Trust, Security Documents and such other collateral as may be required by Bank. Interest shall accrue and principal and interest shall be payable in accordance with the terms of the Note.

2.3.	Loan Fee. Borrower shall pay the Loan Fee to Bank as and when due as described in Section 1.53 above.

2.4.	Full Payment and Reconveyance. Upon Bank’s receipt of all sums owing and outstanding under the Loan Documents and under any other note or notes or any other obligation secured by the Deed of Trust, Bank shall issue a full reconveyance of the Property and Improvements from the lien of the Deed of Trust; provided, however, that all of the following conditions shall be satisfied at the time of, and with respect to, such reconveyance: (a) Bank shall have received all escrow, closing and recording costs, the costs of preparing and delivering such reconveyance and any sums then due and payable under the Loan Documents; and (b) Bank shall have received a written release reasonably satisfactory to Bank of any Set Aside Letter, letter of credit or other form of undertaking which Bank has issued to any Surety, Governmental Authority or any other party in connection with the Loan and/or the Property. As of the date of repayment in full of the Loan, Bank’s obligation to make further disbursements under the Loan shall terminate as to any portion of the Loan undisbursed, and any commitment of Bank to lend any undisbursed portion of the Loan shall be cancelled.

2.5.	Conversion to Term Loan. On the Construction Loan Maturity Date, Borrower shall pay to Bank all outstanding principal and accrued and unpaid interest, and any other amounts due under the Loan Documents. However, Borrower may request an extension of the Maturity Date to the Term Loan Maturity Date, and conversion of the Construction Loan to a Term Loan subject to the terms and conditions set forth below:

(a) Borrower shall give written notice of its request to convert to a Term Loan and extend the Maturity Date to the Term Loan Maturity Date at least ninety (90) days prior to the Construction Loan Maturity Date;

(b) There shall have been no material deterioration in the financial condition of Borrower or any Loan Party since the Closing Date, as determined by Bank in Bank’s sole discretion.

(c) Borrower and any Loan Party shall have executed such documents as Bank may require in connection with such extension, including any amendments to the Loan Documents.

(d) Neither Borrower nor any other Loan Party shall be in default beyond applicable notice and cure periods under any promissory note, deed of trust, security agreement or guaranty between Bank and any such party.

(e) Borrower shall have provided Bank with evidence reasonably acceptable to Bank, in its sole discretion, including certification from Architect that Improvements are substantially completed on or before the Construction Loan Maturity Date.

(f) A Notice of Completion has been recorded as to all Improvements or Borrower has provided other reasonably satisfactory evidence to Bank that the Improvements have been satisfactorily completed, the Project is free of mechanics liens (or has provided satisfactory assurances, such as a bond, for such liens); and Borrower has caused to be issued, at Borrower’s expense, a CLTA form 101.2 endorsement to Bank’s policy of title insurance, and such other endorsements as Bank reasonably requests, insuring the continued priority of the Deed of Trust.

(g) The representations and warranties contained in this Agreement and in all the Loan Documents are true and correct in all material respects as of the date the Loan would otherwise mature, to the extent applicable as of such date, as determined by Bank, in its sole discretion; and

(h) The Loan-to-Value Ratio shall not exceed seventy percent (70%). Should the Loan-to- Value Ratio exceed seventy percent (70%), then Borrower shall have the option to pay down the outstanding principal balance under the Note by an amount that will reduce such ratio to no more than seventy percent (70%). Bank shall have the right to require an Appraisal of the Property. Any and all costs, fees and expenses Incurred in connection with such Appraisal shall be paid by Borrower.

(i) Unless and until Bank shall have sold one or more Ratable Shares of the Loan so that Bank’s Maximum Commitment is not more than $32,700,000.00, no more than $32,700,000.00 shall be Advanced.

(j) Borrower shall pay all costs and expenses incurred by Bank in connection with extending the Construction Loan Maturity Date and converting to the Term Loan, including without limitation, documentation and/or recording fees, if any, and the cost of any title endorsements required by Bank.

Upon the conversion of the Construction Loan to the Term Loan, the Term Loan will continue to be secured by the Deed of Trust and all other security for the Construction Loan.

2.6.	Applicable Interest Rate and Payment.

(a) Interest shall accrue under the Note at the fixed rate per annum of three and seventy-five one-hundredths percent (3.75%), provided that following the occurrence of a Secondary Market Transaction, the Applicable Interest Rate shall be a fixed rate established by Bank and consented to by Borrower, payable as specified in the Note.

(b) In addition to interest, monthly installments of principal shall be due and payable under the Note during the Term Loan Period, based on an amortization period of 162 months and an assumed fixed interest rate at the Applicable Interest Rate. On the Term Loan Maturity Date, all principal and interest then unpaid shall be due and payable in full.

2.7.	Prepayment. Borrower may prepay amounts outstanding under the Note in whole or in part provided Borrower has given Bank not less than five (5) Business Days prior written notice of Borrower’s intention to make such prepayment and pays the prepayment fee due as a result if a prepayment fee is due under the Note. If a prepayment fee is due, it shall be calculated as set forth on Exhibit 2.7 attached.

3.	CONDITIONS PRECEDENT TO CLOSING OF THE LOAN.

3.1.	General Conditions Precedent. Prior to the Closing Date, Bank shall have received all of the following documents, instruments and other items (which, in the case of documents or instruments, shall be fully and properly executed and, where required by Bank, acknowledged by all parties thereto), each in form and content acceptable to Bank:

(a) The original Loan Documents.

(b) Copies of organizational documents of Borrower and all Loan Parties, duly filed and/or recorded in the appropriate jurisdiction and certified as required by Bank, including without limitation, and as applicable, (i) articles of organization and operating agreements, (ii) certificates of limited partnership, statements of partnership and partnership agreements, (in) statements of joint venture and joint venture agreements, (iv) articles of incorporation, (v) trust agreements, and (vi) any amendments to any of the foregoing.

(c) Evidence that the insurance required by the Agreement to Furnish Insurance is in full force and effect.

(d) All Borrower’s Funds required under this Agreement.

(e) Copies of the Detailed Cost Breakdown, the Project Budget, the Plans, the Construction Contract and the Architect’s Agreement, and any other agreements that Bank reasonably determines are material to construction of the Improvements, all certified as required by Bank.

(f) Copies of the building permits and any other authorizations required from any Governmental Authority in connection with construction of the Improvements.

(g) If required by Bank, a current survey of the Real Property, including dimensions and delineation and location of all easements thereon, provided that Bank acknowledges and agrees that the ALTA Survey dated October 23, 2013 prepared by O’Day Consultants (Job No. 13-1032) constitutes a current survey for purposes of satisfying this condition.

(h) Environmental reviews, engineering inspections and seismic studies with respect to the Property and Financial Statements for Borrower and Guarantor.

(i) Written results of such due diligence investigations with respect to Borrower, any Loan Party and the Property as Bank deems necessary, including without limitation, environmental reviews, engineering inspections, seismic studies and financial analysis.

(j) Such other documentation, certifications, opinions and information as may be reasonably required by Bank.

4.	LOAN DISBURSEMENT.

4.1.	Initial Disbursement.

(a) Prior to the Initial Disbursement, the following conditions shall have been satisfied, as determined by Bank:

(i) Borrower and all Loan Parties shall have performed to Bank’s satisfaction all covenants required to be performed under this Agreement or the other Loan Documents on or before the Funding Date.

(ii) No change shall have occurred which could have a material adverse effect on Borrower, any Loan Party, the Property or Bank’s right or ability to receive payment in full of the Loan, as determined by Bank in its sole discretion.

(iii) No Event of Default shall exist.

(iv) Title Insurer shall have committed to deliver to Bank the Title Policy, and arrangements shall have been made satisfactory in all respects to Bank for review by the Title Insurer of Draw Requests, and issuance of endorsements as required by Bank, at Borrower’s cost.

(v) Bank shall have approved in its sole discretion, the Detailed Cost Breakdown, the Project Budget, the Plans, the Construction Contract (if any), the Architect’s Agreement, and any other agreements that Bank determines are material to the construction of the Improvements.

(vi) The Deed of Trust shall have been recorded.

(vii) UCC-1 financing statement(s) covering the Personal Property shall have been filed where appropriate and, if required by Bank, Bank shall have received satisfactory evidence that there are no other liens on such Personal Property, except as otherwise agreed to by Bank.

(viii) If required by Bank, Bank shall have received a list of the names and addresses of all suppliers, laborers and subcontractors with whom agreements in excess of $75,000 (“Major Contracts”) have been made with Contractor and/or Borrower to deliver materials and/or perform work on the Improvements.

(b) Upon satisfaction of the conditions contained in the “CONDITIONS PRECEDENT TO CLOSING OF THE LOAN” Section of this Agreement and “Initial Disbursement” above, Bank shall disburse in accordance with the Project Budget and the Disbursement Schedule the amounts necessary to pay all costs, charges and expenses incurred or to be incurred (as estimated by Bank) in connection with the Loan or payable pursuant to this Agreement or the other Loan Documents, excluding direct costs of labor and materials related to the Improvements, but including without limitation, the Loan Fee, service charges, title charges, tax and lien service charges, recording fees, escrow fees, appraisal fees, legal fees, real property taxes and assessments, insurance premiums, any amounts required to pay existing encumbrances affecting the Property, and any amounts required to complete purchase of the Real Property.

(c) Borrower covenants that it will have submitted its first Draw Request for all disbursements allowed under this Agreement (based on the percentage of completion of the construction of the Improvements as of February 28, 2015) no later than thirty (30) calendar days following the Closing Date.

4.2.	Subsequent Disbursements.

(a) Prior to making any Advances after the Initial Disbursement, except for the final Advance, the following additional conditions shall have been satisfied, as determined by Bank:

(i) All specific requirements for the disbursement set forth in the Disbursement Schedule shall have been satisfied.

(ii) Any special conditions set forth in Exhibit C hereto shall have been satisfied.

(iii) No Event of Default shall exist.

(iv) The representations and warranties of Borrower in this Agreement and the other Loan Documents shall be true and correct on and as of the date of the disbursement with the same effect as if made on such date, to the extent applicable on such date.

(v) The Improvements shall not have been damaged by fire or other casualty unless Bank has determined that Bank will receive insurance proceeds sufficient in Bank’s judgment to effect the satisfactory restoration of the Improvements and to permit the completion of the Improvements prior to the Completion Date.

(vi) If required by Bank, Bank shall have received confirmation to its satisfaction, including a certificate from Architect, that to date, the Improvements have been constructed substantially in accordance with the Plans and the Construction Contract and (B) the present state of construction of the Improvements will, barring then unforeseen and unknown delays, permit completion of construction of the Improvements on or before the Completion Date.

(vii) If Bank has determined that the undisbursed proceeds of the Loan, together with Borrower’s Funds (if any), are insufficient to pay all costs to complete construction of the Improvements (and all other costs included within the Project Budget), Borrower shall have deposited into the Borrowers’ Funds Account cash in the amount of such shortfall as provided in the “BORROWER’S COVENANTS” Section of this Agreement.

(viii) If required by Bank, (A) Title Insurer shall have issued an ALTA form 33-06 endorsement (or other endorsement form to the Title Policy acceptable to the Bank) indicating that since the last preceding disbursement, there: (1) has been no change in the condition of title to the Real Property; (2) are no intervening liens which may now or hereafter take priority over the disbursement to be made; and (3) dating the coverage date to the date of the proposed disbursement, and increasing the covered disbursement amount to the total amount of all disbursements under the Loan to date.

(b) Upon satisfaction of the conditions contained in “Subsequent Disbursements” above and “Additional Conditions to Advances” below (as applicable), on or about the first day of each calendar month following commencement of construction of the Improvements, Contractor shall submit to Borrower a Draw Request showing the estimated cost of labor performed on and materials incorporated into the Improvements, a pro-rata portion of Contractor’s profit and that pro-rata portion of overhead of Contractor attributable to the construction of the Improvements; provided, however, monthly Draw Requests shall not be required and Contractor and Borrower may submit Draw Requests less frequently than monthly, at Borrower’s sole option. The original of such Draw Request, certified true and correct by Contractor and approved by Borrower, shall be submitted to Bank and Title Insurer for payment following review and Title Insurer’s commitment to issue all endorsements required by Bank. Upon verification of the accuracy of the Draw Request by inspection of the Real Property and Improvements (if required by Bank) and Title Insurer and review of the Draw Request and related documentation as required in this Agreement, Bank shall disburse the amount of the respective approved Draw Request in accordance with the Disbursement Schedule (i) directly to Borrower or, upon the occurrence and during the continuance of an Event of Default, directly to Contractor or to such Persons as have actually supplied labor, materials or services in connection with the construction of the Improvements (at Bank’s option as to whom and in what amounts payments are to be made), or (ii) (ii) if specifically required by Bank, through a fund control service acceptable to Bank under a fund control agreement in form and content acceptable to Bank. Each Advance shall be paid only following satisfaction of all conditions set forth on the Disbursement Schedule.

4.3.	Final Disbursement; Required Draw.

(a) Prior to making the final Advance, the conditions set forth in “Subsequent Disbursements” above and “Additional Conditions to Advances” below (as applicable) and the following conditions shall have been satisfied, as determined by Bank:

(i) Bank shall have received confirmation to its satisfaction that the Improvements have been substantially completed in accordance with the Plans and the Construction Contract (if any).

(ii) If required by Bank, Bank shall have received a copy of the final certificate of occupancy (or its equivalent as determined by Bank) issued by the appropriate Governmental Authority.

(iii) Bank shall have received evidence that Borrower has recorded a notice of completion (or its equivalent as determined by Bank) with respect to the Improvements.

(iv) Bank shall have received (A) such endorsements to the Title Policy as Bank may reasonably require which shall insure that the Improvements have been completed free of all mechanic’s and materialmen’s liens or claims thereof, or (B) such additional title policies with endorsements as Bank may reasonably require, with a liability limit of not less than the fully disbursed principal amount of the Loan, issued by Title Insurer, with coverage and in form satisfactory to Bank, insuring Bank’s interest under the Deed of Trust as a first lien on the Real Property, excepting only such items as shall have been approved in writing by Bank.

(b) At the final Advance as described in this Section 4.3, Borrower shall have submitted draw requests for amounts aggregating $32,700,000.00; provided, however, if prior to the date of such final Advance or within ninety (90) calendar days after the Improvements are deemed complete pursuant to this Section 4.3, Bank shall have sold one or more Ratable Shares of the Loan so that Bank’s Maximum Commitment is not more than $32,700,000.00 and one or more other Co-Lenders have a Maximum

Commitment aggregating $10,000,000.00, then, within five (5) Business Days following written notice from Bank to Borrower that one or more other Co-Lenders have acquired Ratable Shares aggregating $10,000,000.00, such additional $10,000,000.00 shall be Advanced to Borrower.

4.4.	Additional Conditions to Advances. Bank shall have the right to condition any Advance upon Bank’s receipt and approval of the following, each in form and content acceptable to Bank and, as applicable, Title Insurer:

(a) The Draw Request.

(b) Bills, invoices, documents of title, vouchers, statements, receipts and any other documents evidencing the total amount expended, incurred or due for any requested line item shown in the Project Budget.

(c) Evidence of Borrower’s use of a lien release, joint check or voucher system acceptable to Bank for payments or disbursements to Contractor or to such Persons as have actually supplied labor, materials or services in connection with the construction of the Improvements, including, but not limited to, a conditional lien waiver signed by each contractor, subcontractor and supplier as to amounts to be disbursed together with an unconditional lien waiver as to all amounts previously disbursed, all In compliance with applicable law;

(d) Architect’s, inspector’s and/or engineer’s periodic certifications of the percentage and/or stage of construction that has been completed and its conformance to the Plans and any Governmental Requirement based upon such architect’s, inspector’s and/or engineer’s periodic physical inspections of the Real Property and Improvements.

(e) Waivers and releases of any recorded mechanic’s lien, stop notice claim, equitable lien claim or other lien claim rights.

(f) Any other documents, requirements, evidence or information that Bank may request under any provision of the Loan Documents.

(g) Evidence that any goods, materials, supplies, fixtures or other work in progress for which disbursement is requested have been incorporated into the Improvements.

(h) In the event any Draw Request includes the cost of Offsite Materials, such Draw Request shall include each of the following: (i) evidence that the Offsite Materials have been purchased by Borrower, have been segregated from other materials in the facility where they are stored and have been appropriately marked to indicate Borrower’s ownership thereof and Bank’s security interest therein; (ii) evidence that the Offsite Materials are insured as required by this Agreement; and (iii) at Bank’s request, a security agreement, financing statement, acknowledgment, and/or subordination agreement in form and content satisfactory to Bank executed by the supplier of the Offsite Materials, and/or such other Persons as Bank determines may have an interest in or claim to the Offsite Materials, together with such other additional documentation and evidence as Bank may reasonably require to assure itself that it has a perfected first priority lien on the Offsite Materials.

(i) In the event any Draw Request Includes the cost of Onsite Materials, such Draw Request shall include each of the following: (i) evidence that the Onsite Materials have been purchased by Borrower; (ii) evidence that the Onsite Materials are insured as required hereunder; and (iii) evidence that the Onsite Materials are stored In an area on the Real Property for which adequate security is provided against theft and vandalism.

4.5.	Disbursement Limits,

(a) Borrower hereby represents to Bank that, as of the date of this Agreement, the Project Budget represents the total amount needed by Borrower to construct the Improvements and to perform Borrower’s obligations under the Loan Documents. Bank shall not be required to make any Advance for any Construction Costs or any other purpose that is not set forth in the Project Budget nor shall Bank be required to make any Advance for any line item in the Project Budget in an amount which when added to the sum of all prior Advances for that line item would exceed the sum allocated in the Project Budget for that line item.

(b) Bank reserves and shall have the right to make Advances which are allocated to any line items in the Project Budget for such other purposes or In such different proportions as Bank may, in its sole discretion, deem necessary or advisable. Borrower shall have no right whatsoever to reallocate Advances from one line item in the Project Budget to another or otherwise amend the Project Budget without the prior consent of Bank.

(c) All Advances shall be made In accordance with the applicable provisions of the Project Budget and the Disbursement Schedule. All funds disbursed to Borrower shall be received by Borrower in trust and Borrower agrees that such funds shall be used only for the payment of those items contemplated by the particular Advance.

(d) Bank shall not be required to disburse an aggregate amount of the proceeds of the Loan for labor furnished to and materials incorporated into the Improvements during any stage of construction which exceeds the lesser of (i) the cost of such labor and materials, and (ii) the amount allocated to that stage of construction in the Project Budget. In any event, Bank shall not be required to disburse any amount which, in Bank’s opinion, will reduce that portion of the undisbursed proceeds of the Loan designated for completion of the Improvements below the amount needed to pay for the labor and materials necessary to complete the Improvements.

5.	REPRESENTATIONS AND WARRANTIES OF BORROWER. Borrower represents and warrants (and each request for an Advance under the Loan shall be deemed a representation and warranty by Borrower on the date of such request) that:

5.1.	Formation. Borrower is duly organized and in existence under the laws of the state of Borrower’s organization and is duly qualified and in good standing to conduct business in each jurisdiction in which Borrower’s business is conducted.

5.2.	Authority; No Conflict. The execution, delivery and performance of the Loan Documents are within Borrower’s power, have been duly authorized, are legal, valid and binding obligations of Borrower, and are not in conflict with the terms of any charter, bylaw or other organizational documents of Borrower or with any law, indenture, or material agreement or undertaking to which Borrower is a party or by which Borrower or the Property is bound or affected. Borrower owns and is authorized to operate the Property.

5.3.	No Defaults. There is no event which is, or with the giving of notice or the lapse of time, or both, would be, an Event of Default (as defined below).

5.4.	No Material Adverse Effect. Borrower is not aware of any fact, occurrence or circumstance that Borrower has not disclosed to Bank in writing that has, or could reasonably be expected to have, a material adverse effect on the Property, Borrower’s ability to repay the Loan or perform its obligations under the Loan Documents, or the validity, priority, or enforceability of the Deed of Trust or any other Loan Document.

5.5.	Leases and Personal Property. All leases of the Property, if any, including all amendments, guaranties and subleases (collectively, the “Leases”), are in full force and effect, and there are no defaults under any of the Leases, provided that the only Lease as of the date hereof is that certain Single-Tenant Triple Net Lease between Borrower and its affiliate, Petco Animal Supplies Stores, Inc.. Borrower holds title to all personal property and fixtures necessary for the operation and management of the Property for the uses presently being conducted thereon.

5.6.	No Change. All financial statements, financial information, documentation and other information provided to Bank in connection with the Loan are true, correct and complete in all material respects and no material adverse change has occurred with respect thereto since the date shown thereon.

5.7.	Compliance With Law. Borrower has complied in all material respects with all laws, regulations, restrictions, requirements, permits, agreements, covenants or encumbrances applicable to the Property (collectively, the “Requirements”). Borrower has not received any written notice of violation of the foregoing that has not been cured.

5.8.	Other Liens. Borrower has made no contract or arrangement of any kind, the performance of which by the other party thereto would give rise to a lien on the Property, except for its arrangements with the Architect, the Contractor or the subcontractors or vendors for the work of such subcontractor or third party vendor.

5.9.	Financial Statements. The Financial Statements delivered to Bank by Borrower and any Loan Party are true and correct in all material respects, have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied, and fairly present the financial condition(s) of the Person(s) referred to therein as of the respective dates; no materially adverse change has occurred in the financial condition reflected in any such financial statement since the date shown thereon, and no additional material liabilities have been incurred by any such Person since the date thereof other than the borrowing contemplated hereby or other borrowing disclosed in writing to and approved by Bank.

5.10.	No Actions. There are no actions, suits or proceedings pending or, to the best knowledge of Borrower, threatened against or affecting Borrower or the Property or involving the validity, priority or enforceability of the Deed of Trust or any other Loan Document or affecting Bank’s right to receive payment in full of all amounts outstanding under the Note or other Loan Documents. Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority.

5.11.	Ownership of Personal Property. Borrower owns directly all of the Personal Property free and clear of all liens, encumbrances and adverse claims and the security interest of Bank in the Personal Property shall be a first lien thereon, other than Personal Property which has been leased or financed in the ordinary course of business.

5.12.	Other Financing. Except as otherwise disclosed in writing to Bank and approved by Bank in writing prior to the Closing Date, Borrower has not received other financing for either the acquisition of the Property or the construction and installation of the Improvements.

5.13.	Plans, Defects. The Plans are satisfactory to Borrower, and to the extent required by any Governmental Requirement, have been approved by all applicable Governmental Authorities; the Plans so approved have been approved by Borrower and Contractor as set forth In the Certification of Plans and Specifications delivered to Bank by Borrower.

5.14.	Intentionally Omitted.

5.15.	Intentionally Omitted.

5.16.	CC&Rs, Zoning. Borrower has examined, is familiar with, and the Improvements will in all material respects conform to and comply with, all covenants, conditions, restrictions, reservations and zoning ordinances affecting the Property.

5.17.	Finder’s Fees. Borrower has not dealt with any Person who is or may be entitled to any finder’s fee, brokerage commission, loan commission or other sum in connection with the execution of this Agreement, consummation of the transactions contemplated hereby, or the making of the Loan by Bank to Borrower.

5.18.	Draw Request. Each Draw Request shall be true, complete and accurate and the submission of same shall constitute a reaffirmation of the representations, warranties and covenants contained herein to the extent applicable as of the date of such Draw Request.

5.19.	Other Information. All information, documentation and other materials provided to Bank by Borrower or, to Borrower’s knowledge, third parties, are true, complete and accurate in all material respects.

5.20.	No Default. No Event of Default has occurred and is continuing.

6.	BORROWER’S COVENANTS. Borrower covenants and agrees with Bank that during the Construction Loan Period and the Term Loan Period, as applicable, until the full and final payment of all sums owed under the Loan Documents, unless Bank waives compliance in writing:

6.1.	Borrower’s Funds. At the time and in amounts required by Bank, Borrower shall deposit Borrower’s Funds into the Borrower’s Funds Account. Should it appear at any time in Bank s judgment that the sum of undisbursed proceeds of the Loan and the then balance of the Borrower’s Funds Account are insufficient to provide the financing for completion of the Improvements, Borrower shall pay to Bank, within ten (10) days following receipt of written demand by Bank, an amount equal to such deficiency for deposit into the Borrower’s Funds Account.

6.2.	Lien Priority. At Borrower’s own cost and expense, Borrower shall maintain the Deed of Trust as a first lien on the Property, subject to the permitted liens and encumbrances in the Title Policy or otherwise approved by Bank in writing.

6.3.	Construction Start and Completion.

(a) Borrower has represented that construction of the Improvements has commenced prior to the date hereof.

(b) Intentionally omitted.

(c) Borrower shall cause (i) the Improvements to be constructed in a good and workmanlike manner, and with materials as specified in the Plans, in accordance with the Plans, Governmental Requirements and sound building and engineering practices, (ii) the construction of the Improvements to be prosecuted with diligence and continuity and completed in accordance with the Plans on or before the Completion Date, free and clear of liens or claims for liens, and (iii) all licenses and permits necessary for the occupancy, use or sale of the Improvements to be issued.

6.4.	Change Orders.

(a) Borrower shall not permit any change In the Plans without Bank’s prior consent if any such change (i) constitutes a material change in material or equipment specifications, architectural or structural design, or the value or quality of the Improvements, or (ii) would result in an increase or decrease in the cost of construction of the Improvements in excess of $4,270,000.00 in the aggregate for all changes.

(b) Borrower shall submit any proposed change in the Plans to Bank not later than ten (10) Business Days prior to the commencement of construction relating to such change.

(c) Borrower shall deliver to Bank in connection with any proposed change requiring Bank’s prior written consent (i) a written request therefor, together with working drawings and a written description of the proposed change, submitted on a change order form acceptable to Bank and executed by Borrower, Architect and Contractor, and (ii) evidence satisfactory to Bank as to the cost and time necessary to complete the proposed change.

(d) Prior to permitting any change in the Plans requiring Bank’s consent, Borrower shall satisfy any condition of Bank’s consent, including, but not limited to, depositing funds to cover any increased Construction Costs into the Borrower’s Funds Account as required by Bank, which Bank is authorized to disburse in accordance with the Project Budget and the Disbursement Schedule for payment of such Change Orders upon completion of such changes to Bank’s reasonable satisfaction.

6.5.	Detailed Cost Breakdown. Borrower shall not modify the Project Budget or the Detailed Cost Breakdown without Bank’s prior written consent, which consent may be conditioned upon, among other things, (a) Bank’s receipt of evidence satisfactory to Bank that the change in the Project Budget or the Detailed Cost Breakdown is reasonably necessary, and (b) Bank’s confirmation that, in the opinion of Bank, sufficient funds remain in the undisbursed proceeds of the Loan (and in the Borrower’s Funds Account, if any) to pay for all remaining direct or indirect costs to complete construction of the Improvements.

6.6.	Contractor Covenants. Borrower shall use commercially reasonable efforts to cause the Contractor (or if no Contractor, the subcontractors) to cooperate with Bank.

6.7.	Construction Contract Only. Borrower shall not execute any contract or become party to any arrangement for the performance of work on the Real Property with any Person except Contractor, if there is one and if there is no Contractor, Borrower shall enter into Major Contracts only with those subcontractors reasonably approved by Bank for the performance of work on the Real Property, provided that the subcontractors described in the contracts on Schedule 6.7 hereto are hereby approved by Bank.

6.8.	Paid Vouchers. Borrower shall deliver to Bank, promptly following demand, any contracts, bills of sale, statements, receipted vouchers or agreements under which Borrower claims title to any materials, fixtures or articles incorporated in the Improvements.

6.9.	Defect Corrections. Promptly following the demand of Bank, Borrower shall correct any defect in the Improvements or any departure from the Plans not approved by Bank.

6.10.	Application of Disbursements. Borrower shall receive the disbursements to be made hereunder in trust, strictly for the purpose of paying the costs identified in the request for such disbursement.

6.11.	Intentionally Omitted.

6.12.	Personal Property Installation. Without Bank’s written consent, Borrower shall not install at the Property materials, personal property, equipment, or fixtures subject to any security agreement or other agreement or contract giving any Person other than Borrower any right or title to such property other than in the ordinary course of business.

6.13.	Record Keeping, Financial and Other Information. Notwithstanding the provisions of the Deed of Trust, Borrower shall maintain full and complete books of account and other records reflecting the results of its operations and shall cause each Loan Party to maintain full and complete books of account and other records in accordance with GAAP, consistently applied, and will furnish or cause to be furnished to Bank such financial information concerning the Property, Borrower and each Loan Party as Bank may require. Bank shall keep confidential, and shall cause its employees, consultants, agents and representatives to keep confidential, all Information concerning the financial condition of Borrower, each Loan Party and the Property, and shall not disclose or reveal such Information to any other party, except as otherwise expressly permitted under the Loan Documents. Without limiting the generality of the foregoing, Borrower shall furnish or cause to be furnished to Bank, without prior request or demand:

(a) Within forty-five (45) days after the close of each fiscal quarter, each Loan Party’s unaudited balance sheet, and income and expense statement (with supporting schedules) for such fiscal quarter all prepared in accordance with GAAP, and a certificate setting forth the calculation of the Liquidity of Petco Animal Supplies, Inc., a Delaware corporation.

(b) Within ninety (90) days after the close of each fiscal year, a copy of Petco Animal Supplies, Inc. a Delaware corporation’s statement of financial condition, including at least its balance sheet, income and expense statement, and statement of retained earnings for such fiscal year, examined and prepared on an audited basis by an independent certified public accountant selected by Borrower and reasonably satisfactory to Bank, all prepared In accordance with GAAP.

(c) Within 120 days after the close of each fiscal year, an annual balance sheet, income statement, and statement of retained earnings with supporting schedules (collectively, the “Financial Statements”) for each Loan Party.

(d) Such other Financial Statements and information as Bank may reasonably request from time to time.

Notwithstanding any provision to the contrary in this Agreement, Borrower may furnish the Financial Statements to Bank through a secure online portal established by Borrower that permits the Bank to access such Financial Statements in lieu of delivering hard copies pursuant to Section below, provided that Borrower has provided written notice in accordance with this Agreement (or other means of notice as mutually agreed) that the Financial Statements are available for delivery through the secure online portal (with instructions for access) on or before the date such Financial Statements are required to be delivered to Bank pursuant to the Loan Documents.

6.14.	Bank’s Audit and Inspection Rights. Borrower shall permit any representative of Bank, at any reasonable time, to inspect, audit and examine and copy the books and records of Borrower relating to the Property.

6.15.	Dividends, Distributions. Following the occurrence and during the continuance of an Event of Default, Borrower shall not (a) make any distribution either in cash, stock or any other property, (a) redeem, retire, repurchase or otherwise acquire any shares or interest in Borrower, or (b) repay any outstanding indebtedness or other advance to any shareholder, partner, member or, if a trust, any trustor or beneficiary of Borrower.

6.16.	Payment of Lawful Claims. Borrower shall pay or discharge all lawful claims, including taxes, assessments and governmental charges or levies imposed upon Borrower or Borrower’s income or profits or upon any property belonging to Borrower prior to the date upon which any penalties attach; provided that Borrower shall not be required to pay any such tax, assessment, charge or levy, the payment of which is being contested in good faith and by proper proceedings and for which Borrower is maintaining adequate reserves in accordance with GAAP.

6.17.	Payment of Costs. Borrower shall pay all costs and expenses incurred by Bank in connection with the enforcement by Bank of any of Borrower’s obligations under this Agreement or the other Loan Documents, and the preparation of this Agreement and the other Loan Documents, including but not limited to (a) all appraisal fees, cost engineering and inspection fees, reasonable legal fees and expenses (including the fees and costs of in-house counsel and legal staff), accounting fees, environmental consultant fees and costs of title insurance, survey, seismic, escrow and other fees and charges, and (b) all taxes and recording expenses, including stamp taxes, if any.

6.18.	Approval of Easements and Other Documents. Borrower shall submit to Bank for Bank’s approval (not to be unreasonably withheld, conditioned or delayed) all prospective easements, private or public dedications, and declarations of covenants, conditions and restrictions intended to affect the Real Property and Bank’s approval shall be obtained in writing prior to the execution or granting thereof by Borrower. Borrower’s request for approval of any prospective easement or private or public dedication shall be accompanied by a drawing or survey showing the precise location of such prospective easement or private or public dedication. Borrower’s request for approval of any prospective declaration of covenants, conditions and restrictions shall be accompanied by a description of the property affected thereby.

6.19.	Compliance with Laws; Preservation of Rights. Borrower shall comply promptly with all Governmental Requirements, and shall obtain, preserve and maintain in good standing, as applicable, all rights, privileges and franchises necessary or desirable for the operation of the Property and the conduct of Borrower’s business thereon and therefrom. If payment of the indebtedness secured by the Deed of Trust or any of the other Security Documents is to be insured or guaranteed by any governmental agency, Borrower shall comply with all rules, regulations, requirements and statutes relating thereto or provided in any commitment issued by any such agency to insure or guarantee payment of such indebtedness.

6.20.	Notices: Borrower shall promptly notify Bank in writing of:

(a) Within fifteen (15) days after receiving notice of any litigation or arbitration proceeding (i) applicable to Borrower or (ii) applicable to the Property in which an adverse outcome would materially and adversely affect or impair the value of the Property where, in either case the amount in controversy is $250,000 or more, or that would otherwise have a material adverse effect on Borrower’s obligations under this Agreement or the Loan Documents;

(b) Within fifteen (15) days after receiving notice of any material dispute which may exist between Borrower and any Governmental Authority;

(c) Within fifteen (15) days after the occurrence of any Event of Default (as defined below);

(d) Within fifteen (15) days after the occurrence of any other matter which has resulted or is likely to result in a material adverse change in (i) the physical condition or operation of the Property, (ii) the financial condition of Borrower or any Loan Party or (iii) Borrower’s ability to perform in a timely manner any of Borrower’s obligations under any of the other Loan Documents;

(e) Any change in Borrower’s name, state of organization, principal place of business, or the location of any collateral for the Loan other than the Property, and promptly following (and in all events within five (5) business days) any change in Borrower’s members or senior management;

(f) Promptly in the event Borrower receives a notice that the Property or Borrower’s business operations at the Property violate any applicable Requirement in a manner which is likely to otherwise have a material adverse effect on Borrower’s ability to perform its obligations under the Loan Documents or, if not corrected, materially impair the value of the Property as collateral; and

(g) Promptly in the event Borrower receives any notice that the Improvements or construction thereof or the Property fails in any respect to comply with any applicable Governmental Requirement in a manner which would otherwise have a material adverse effect on the value of the Property as collateral.

6.21.

Indemnity. Borrower shall Indemnify, defend and hold Bank harmless from and against any and all liabilities, claims, actions, proceedings, damages, costs and expenses (including all attorney’s fees, including, but not limited to, the fees and costs of Bank’s in-house counsel and legal staff) arising out of or resulting from (a) the Loan, (b) any finder’s fee, brokerage commission, loan commission or other sum in connection with the consummation of the transactions contemplated hereby, (c) the development of the Property, construction of the Improvements or the ownership, operation or use of the Property, or (d) the issuance by Bank of any Set Aside Letter, whether such matters are based on theories of derivative liability, comparative negligence or otherwise, at Borrower’s own cost and with counsel approved by Bank, unless Bank elects to conduct its own defense at the expense of Borrower; provided, however, Borrower’s indemnity obligations shall not extend to liabilities or claims arising out of Bank’s gross negligence or willful misconduct. The liability of Borrower under this indemnity shall not be limited or impaired in any way by (i) the release, reconveyance, foreclosure or other termination of the Deed of Trust, the payment in full of the Loan, any bankruptcy or other bankruptcy proceeding, or any other event whatsoever, (ii) any provision in the Loan Documents or applicable law limiting Borrower’s liability or Bank’s recourse or rights to a deficiency judgment, or (iii) any change, extension, release, inaccuracy, breach or failure to perform by any party under the Loan Documents. Borrower’s liability hereunder is direct and primary and not secondary as a guarantor or surety.

6.22.	Performance of Acts. Upon request by Bank, Borrower shall perform all acts which may be reasonably necessary or advisable to perfect any lien or security interest provided for in the Loan Documents or to carry out the intent of the Loan Documents.

6.23.	Notice of Change. Borrower shall give Bank prior written notice of any change in the location of Borrower’s place of business (or Borrower’s chief executive office if Borrower has more than one place of business) or Borrower’s name, business structure or place of incorporation or other formation, and, unless otherwise approved by Bank in writing, Borrower shall maintain all tangible Personal Property (other than the books and records) at the Real Property and all books and records at the Real Property or at Borrower’s office at 654 Richland Hills Drive, San Antonio, Texas.

6.24.	Prohibited Activities. Without Bank’s prior written consent:

(a) Borrower shall not engage in any business activities substantially different from Borrower’s present business or liquidate or dissolve Borrower’s business;

(b) Borrower shall not merge or consolidate with or into, enter into any partnership, joint venture, syndicate or similar business arrangement with, any Person or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided, notwithstanding the preceding, an Affiliate of Borrower may merge into Borrower following written notice of such merger to Bank so long as Borrower is the surviving entity, its business operations are not adversely affected by the merger, and no Default or Event of Default then exists or occurs as a result of such merger; or

(c) Borrower shall not amend or modify any organizational documents pertaining to Borrower in any material respect or in any other manner which directly affects Borrower’s business Operations at the Property or its ability to perform its obligations under the Loan Documents.

6.25.	Required Occupancy.

(a) During the Term Loan Period, Borrower shall occupy all rentable portions of the Property itself or use its best efforts to keep all rentable portions of the Property not so occupied leased to others. Borrower will maintain the mix of tenants such that the portion of the net rentable area of the Property occupied by itself and Affiliated Tenants is at all times thirty-five percent (35%) or more of the total net rentable area of the Property (such occupancy defined herein as “Owner-Occupied”). “Affiliated Tenants” means persons or entities controlled and owned, directly or Indirectly, thirty-five percent (35%) or more by Borrower, any direct or indirect parent of Borrower, or any guarantor. Borrower, any Affiliated Tenant and Guarantor are hereinafter sometimes referred to individually as a “Loan Party” and collectively as the “Loan Parties.”

(b) In the event Borrower wishes to reduce the percentage of the Property occupied by itself and Affiliated Tenants to less than that required to qualify as Owner Occupied, Borrower shall submit such request to Bank in writing, including all financial and other information which Bank may require. Although Bank may consider the request in its sole discretion, and may ask Borrower to submit additional information, Bank shall not be obligated to consent to the request. If Bank consents, such consent must be in writing and may include additional covenants and conditions which Bank may require, in its sole discretion.

6.26.	Leases. During the Term Loan Period:

(a) Notwithstanding the provisions of the Deed of Trust to the contrary, all Leases (if any) shall be entered into with tenants acceptable to Bank, provided that Borrower shall not be required to obtain Bank’s consent in connection with any Lease with, or occupancy or use of the Property by, an Affiliated Tenant. Borrower shall not (i) accept any Tenant’s payment of more than one month’s rent in advance (except that Borrower may collect the last month’s rent for residential property in advance), (ii) grant any tenant any rights or options to purchase all or any portion of the Property or (iii) if the Property is commercial property, release any tenant or guarantor from any obligation. Borrower shall perform all of its obligations under any Lease.

(b) Notwithstanding the provisions of the Deed of Trust, and provided that Borrower is not in default hereunder, for any Lease which is less than twenty percent (20%) of the Property’s net rentable area or is for an initial term of less than ten (10) years, Borrower may, without Bank’s consent: (i) cancel, terminate or consent to the surrender of such Lease, (ii) modify or alter the terms of such Lease (except as otherwise expressly provided for in subparagraph (a) above, (iii) assign or sublet such Lease and (iv) enter Into any new Lease. Borrower shall submit to Bank, within ten (10) business days after the execution thereof, all new Leases, and all modifications, amendments, consents to assignment or subletting of existing Leases, and shall promptly notify Bank of the termination or surrender of any Lease.

(c) Borrower shall cause the tenancies of all Affiliated Tenants (included the Major Lease) to be unconditionally subordinated to the lien of the Deed of Trust without right of attornment by causing such Affiliated Tenants to execute and deliver to Bank such forms providing for such subordination as Bank may in its sole discretion require. Borrower shall cause the tenancies of any non-Affiliated Tenants to be: (I) unconditionally subordinated to the lien of the Deed of Trust without right of attornment; or (ii) subordinated by a subordination and non-disturbance agreement, as determined by Bank In Its discretion on a case-by-case basis. Borrower shall cause all tenants to execute and deliver to Bank such commercially reasonable estoppel certificates as Bank may in its discretion require.

6.27.	Operating Account. Concurrently with the closing of the Loan and as a condition precedent thereto, Borrower shall have opened in Borrower’s name an interest bearing demand deposit account with Bank (the “Operating Account”). If funds are not available for disbursement from the Interest Reserve under the Loan and during the Term Loan Period, Bank is authorized to automatically debit from the Operating Account all payments of principal and Interest due Bank required to be made by Borrower under the Note. Borrower shall maintain sufficient funds in the Operating Account for payment of such amounts and all other usual and customary expenses incurred from time to time. Provided no Event of Default has occurred and is continuing. Borrower shall have the right to withdraw funds on deposit in the Operating Account from time to time and at any time in order to (i) cover, in the event Borrower has not authorized Bank to automatically debit from the Operating Account all payments required to be made by Borrower under the Note payments of principal and interest due Bank under the Note, (ii) pay expenses incurred by Borrower in connection with the operation and maintenance of the Property, and (iii) make distributions to its beneficial owners. Borrower hereby grants to Bank a security interest in all funds on deposit in the Operating Account as additional collateral for Borrower’s obligations under the Loan Documents.

6.28.	Stop Notices; Mechanic’s Liens. If (a) a bonded stop notice Is received by Bank, which Bank believes requires the withholding of funds from any Advance or from any disbursement of proceeds from the Borrower’s Funds Account, or (b) a mechanics’ lien, material supplier’s lien or other construction lien is recorded against the Real Property, then Borrower shall within twenty (20) days of such receipt or recordation or within five (5) Business Days of Bank’s demand (whichever first occurs):

(a) pay and discharge same;

(b) effect the release of same through a court proceeding or by recording a surety bond in sufficient form and amount issued by an acceptable surety; or

(c) provide Bank with such other assurance as Bank, in its sole discretion, deems to be satisfactory for the payment of, and protection of Bank from, such lien or bonded stop notice.

6.29.	Set Aside Letters. In the event Bank issues, at Borrower’s request, any Set Aside Letter, Borrower represents, warrants and agrees as follows:

(a) The sum which Borrower requests Bank to allocate for Bonded Work shall be sufficient to pay for the costs of construction and completion of the Bonded Work in accordance with any agreement between Borrower and the Governmental Authority and a copy of such agreement shall be furnished to Bank by Borrower as a condition precedent to the issuance by Bank of any Set Aside Letter;

(b) Bank is irrevocably and unconditionally authorized to disburse to the Governmental Authority or Surety all or any portion of proceeds of the Loan upon a demand of the Governmental Authority or Surety made in accordance with the terms and conditions of the Set Aside Letter;

(c) Any disbursement or payments which Bank makes or may be obligated to make under any Set Aside Letter, whether made directly to the Governmental Authority, Surety, or to others for completion of all or part of the Bonded Work, shall be deemed an Advance to or for the benefit of Borrower;

(d) Bank shall have no obligation to release any security under the Loan Documents unless and until Bank has received a full and final written release of its obligations under each Set Aside Letter; and

6.30.	Management of Property. Borrower shall not enter into any agreement providing for the management or operation of the Real Property or the Improvements without the prior written consent of Bank.

6.31.	Negative Covenants.

Without Bank’s prior written consent:

(a) Borrower or any other Loan Party shall not engage In any business activities substantially different from Borrower’s or any Loan Party’s present business; provided, however, any business activities that are related to pet sales, sales and distribution of pet supplies, pet pharmacy services and supplies, Incidental veterinary and pet boarding services, pet training lessons, animal adoption events and related services and sales shall be deemed to be consistent with Borrower’s and any Loan Party’s present business;

(b) Affiliated Tenant or Guarantor shall not amend or modify its organizational documents in a manner which directly adversely affects its ability to perform its obligations under the Loan Documents;

(c) Borrower or any other Loan Party shall not lease or dispose of all or a substantial part of Borrower’s or any Loan Party’s business or assets, other than in the ordinary course of business;

(d) Borrower or any other Loan Party shall not liquidate or dissolve Borrower’s or any Loan Party’s business;

(e) Affiliated Tenant or Guarantor shall not enter into any consolidation, merger, joint venture, syndication or other combination which would adversely affect its business operations or its ability to perform Its obligations under the Loan Documents; provided, notwithstanding the preceding, an Affiliate of Affiliated Tenant or Guarantor may merge into it following written notice of such merger to Bank so long as Affiliated Tenant or Guarantor is the surviving entity, its business operations are not adversely affected by the merger, and no Default or Event of Default then exists or occurs as a result of such merger; or

(f) following the occurrence and during the continuance of an Event of Default, Borrower or any other Loan Party shall not make any distribution either in cash, stock or any other property; nor redeem, retire, repurchase or otherwise acquire any shares or interest in Borrower or any Loan Party; or repay any outstanding indebtedness or other advance to any shareholder, partner, member or, if a trust, any trustor or beneficiary, of Borrower or any Loan Party.

6.32.	Impound Accounts. Upon the occurrence of any Event of Default hereunder, at Bank’s option, Borrower shall establish with Bank (i) a non-interest bearing tax and/or insurance impound account and shall deposit therein, on a monthly basis, sufficient funds to pay real property taxes, assessments and premiums for fire and hazard insurance, rent loss insurance, and such other insurance covering the Property as Bank may require, not later than thirty (30) days prior to their due date(s); and/or (ii) a non-interest bearing account and shall deposit therein, on a monthly basis, an amount (as determined by Bank) sufficient to accumulate funds to pay operating, replacement and/or tenant improvements costs when the same are projected to become payable.

6.33.	Minimum Liquidity. Petco Animal Supplies, Inc., a Delaware corporation, shall maintain a combined Liquidity of not less than $50,000,000.00 at all times. For purposes of this Agreement, “Liquidity” is the aggregate of Petco Animal Supplies, Inc.’s unused operating line of credit with the Bank and any other federal or state-regulated financial institution, and unrestricted and unencumbered Cash and Cash Equivalents, reasonably acceptable to Bank. Liquidity shall be calculated by Petco Animal Supplies, Inc. and reported by Borrower to Bank quarterly, subject to Bank’s verification. Borrower shall cause Petco Animal Supplies, Inc. to provide such further information and documentation as Bank reasonably requests to confirm its Liquidity.

7.	EVENTS OF DEFAULT. The occurrence of any of the following events (collectively, “events of default,” and individually, an “event of default”) shall, at bank’s option, terminate any obligation on the part of bank to make or continue to make advances of the loan or make all sums of principal and interest and any other amounts owing under the loan immediately due and payable:

7.1.	The failure of Borrower to pay within (10) days of its due date any installment of principal or interest under the Note (except at maturity, by acceleration or as part of a prepayment hereunder, when any such payment shall be paid when due) or any other sum as provided in any Loan Document or any other instrument or agreement secured by the Deed of Trust, or Borrower fails to deposit with Bank any of Borrower’s Funds as and when required under this Agreement; or

7.2.

Borrower shall default in the due performance or observance of any condition, covenant or obligation of the Loan Documents, and the continuation of such failure following the expiration of any applicable notice, cure or grace period, if any provided for herein or in any other Loan Document; provided, however, that in the event no cure or grace period is otherwise provided for herein or therein, such failure shall not be an Event of Default hereunder if Borrower observes or performs such term, condition, covenant, agreement or obligation within thirty (30) days of receipt of written notice from Bank of Borrower’s failure to observe or perform any such term, condition, covenant, agreement, or obligation (or if not reasonably susceptible of cure within thirty (30) days, then for a reasonable time thereafter provided the cure is commenced in thirty (30) days and diligently and continuously prosecuted thereafter); or

7.3.	This Deed of Trust shall cease to be an enforceable first priority lien on or security interest in any property given as security for the Loan (including the Property), with only such exceptions as may be approved by Bank in writing or appear in the loan policy of title insurance issued to Bank at closing; or

7.4.	Failure in the due and complete observance or performance of any material condition, covenant or obligation of Borrower contained in any Lease which covers 20% or more of the net rentable area of the Property, and the continuation of such failure following the expiration of any applicable notice, cure or grace period applicable thereto, if any, provided for in such Lease;

7.5.	Borrower’s failure to maintain the Owner-Occupied status of the Property; or Borrower fails to (a) pay when due any sums payable under this Agreement, the Note or any other Loan Document after giving effect to the express curative provisions (if any) provided herein or therein, or

7.6.	Borrower has breached, or defaulted under, any term, condition or provision contained in (a) this Agreement or any other Loan Document that is not specifically referred to in this Section, or (b) any ground lease, if the Property is a leasehold estate.

7.7.	Borrower or Contractor does not (a) commence construction of the Improvements within the time period required in this Agreement, (b) proceed diligently and continuously with the construction of the Improvements, or the construction of the Improvements is otherwise discontinued for a period of five (5) consecutive Business Days or more, for any reason, subject to delays due to Force Majeure or (c) complete the construction of the Improvements and cause the issuance of all licenses and permits necessary for the occupancy and use of the Improvements, on or before the Completion Date.

7.8.	Any representation or warranty by Borrower or any Loan Party made hereunder or under any other Loan Document proves to be materially false or misleading.

7.9.	Any person obtains an order or decree in any court of competent jurisdiction prohibiting the construction of the Improvements or Borrower or Bank from performing this Agreement, and such order or decree is not vacated within thirty (30) days after the granting thereof.

7.10.	Borrower neglects, fails or refuses to keep in full force and effect any permit or approval with respect to the construction of the Improvements or the use and occupancy thereof.

7.11.	Any bonded notice to withhold in connection with the Loan is validly served on Bank and within five (5) Business Days of the receipt of such service (a) is not discharged, or (b) if the amount claimed is disputed in good faith by Borrower or Contractor, an appropriate counter bond or equivalent acceptable to Bank is not provided to Bank.

7.12.	The imposition, voluntary or involuntary, of any lien or encumbrance upon the Property without Bank’s written consent, unless an adequate counter bond is provided and such lien is accordingly released within ten (10) Business Days of the imposition of such lien.

7.13.	Bank fails to have an enforceable first lien on or security interest in any property given as security for the Loan, except as permitted by Bank in writing.

7.14.	An event or condition occurs or arises that materially impairs Borrower’s intended use of the Property.

7.15.	Borrower neglects, fails or refuses to keep in force and effect any insurance coverage required by Bank.

8.	REMEDIES. If an event of default occurs under this agreement:

8.1.	Bank may exercise any right or remedy which it has under any of the Loan Documents, or which is otherwise available at law or in equity or by statute, and all of Bank’s rights and remedies shall be cumulative.

8.2.	Bank shall have the right, in its sole discretion, to enter the Property and take possession of it, whether in person, by agent or by court-appointed receiver, to perform any and all work and labor necessary to complete the Improvements substantially in accordance with the Plans, and to collect rents and otherwise protect its collateral and exercise its rights and remedies under the Loan Documents. If Bank exercises any of the rights or remedies provided in this Section, that exercise shall not make Bank a partner or joint venturer of Borrower. All sums which are expended by Bank in completing the Improvements or in preserving Bank’s collateral for the Loan shall be considered an additional loan to Borrower secured by the Deed of Trust and Security Documents and shall bear interest at the Default Rate.

8.3.	Notwithstanding the exercise of any remedy described above or the existence of any Event of Default, Bank, at Its option, may make any Advance or disburse any or all of Borrower’s Funds without (a) waiving Bank’s right to demand payment of the Loan, (b) incurring liability to make any other or further Advances, and (c) waiving Bank’s right to require compliance with Borrower’s covenant to correct any defect in the Improvements or departure from the Plans not approved by Bank.

9.	POWER OF ATTORNEY. Borrower hereby constitutes and appoints Bank as Borrower’s true and lawful attorney in fact with the power and authority, including full power of substitution upon the occurrence and during the continuance of an Event of Default, as follows:

9.1.	To take possession of the Property and complete the Improvements.

9.2.	To use any of Borrower’s Funds and any undisbursed proceeds of the Loan for the purpose of completing the Improvements and for other costs related thereto.

9.3.	To make such additions and changes and corrections in the Plans as may be necessary or desirable, as Bank, in Bank’s sole discretion, deems proper to complete the Improvements.

9.4.	To employ such contractors, subcontractors, agents, architects, engineers and inspectors as are required to complete the Improvements.

9.5.	To employ security personnel to protect the Property from damage.

9.6.	To pay, settle or compromise all existing bills and claims against Borrower’s Funds or any undisbursed proceeds of the Loan as may be necessary or desirable or as Bank deems proper, in Bank’s sole discretion, for the completion of the Improvements, or for the protection or clearance of title to the Property, or for the protection of Bank’s interest with respect thereto.

9.7.	To prosecute and defend all actions and proceedings in connection with the construction of the Improvements.

9.8.	To record any notices of completion, cessation of labor and other notices that Bank deems necessary to protect any interest of Bank under the provisions of this Agreement, the Note, the Deed of Trust, any of the Security Documents, or any other Loan Document.

9.9.	To execute, acknowledge, and deliver all Instruments and documents in the name of Borrower which may be necessary or desirable or as Bank deems proper, in Bank’s sole discretion, and to perform any and every act with respect to the construction of the Improvements which Borrower might perform on Borrower’s own behalf.

This Power of Attorney is a power coupled with an interest and cannot be revoked. Any costs or expenses incurred by Bank in connection with any acts performed by Bank under or pursuant to this Section shall be paid by Borrower. If such costs are not paid by Borrower upon demand of Bank, interest shall accrue thereon at the Default Rate. Any such advances made or costs or expenses incurred by Bank shall be secured by the Deed of Trust and Security Documents.

10.	MISCELLANEOUS:

10.1.	Disclaimer: WHETHER OR NOT BANK ELECTS TO EMPLOY ANY OR ALL OF THE REMEDIES AVAILABLE TO BANK UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, BANK SHALL NOT BE LIABLE FOR THE CONSTRUCTION OF, OR FAILURE TO CONSTRUCT, COMPLETE OR PROTECT, THE IMPROVEMENTS.

10.2.	Notices. All notices, demands, requests or other communications (including communications by facsimile transmission or e-mail) provided for or allowed hereunder shall be in writing and shall be effective only if the same is delivered by personal service, mailed (postage prepaid, return receipt requested), faxed, or e-mailed to the address given with the signatures at the end of this Agreement. Any such notice shall be deemed to have been received by the addressee, (a) if mailed, on the third day following the date of such mailing, or (b) if faxed or e-mailed, upon telephone confirmation of receipt. Any party may at any time change its address for such notices by delivery or mailing the other parties to this Agreement a notice of such change.

10.3.	Waivers. Any forbearance, failure or delay by Bank in exercising any right, power or remedy shall not be deemed a waiver thereof and any single or partial exercise of any power, right or remedy shall not preclude any further exercise thereof. No waiver of or consent to any breach of any of the covenants or conditions of this Agreement or any other Loan Document shall be construed to be a waiver of or a consent to any previous or subsequent breach of the same or any other condition or covenant. No waiver or consent shall be effective under any Loan Document unless it is In writing and signed by an officer of Bank.

10.4.	Bank’s Expenses; Rights of Bank.

(a) Borrower shall promptly pay to Bank, upon demand, with interest thereon from the date of demand at the rate applicable from time to time under the Note, reasonable attorneys’ fees (including the fees and costs of Bank’s in-house counsel and legal staff performing services in addition to or separate from services performed by outside counsel) and all costs and other expenses paid or incurred by Bank in exercising its rights or remedies provided for in this Agreement or any other Loan Document. If at any time Borrower fails to perform any of its obligations hereunder, Bank shall have the right, but not the obligation, to perform such obligations at the expense of Borrower. The amount of any monies so expended or obligations so incurred by Bank, together with interest thereon at the Default Rate, shall be repaid to Bank promptly upon demand and payment thereof shall be secured by the Deed of Trust and Security Documents.

(b) During the Construction Loan Period, Bank, and any of Bank’s representatives, shall have the right, at any time and from time to time, upon reasonable prior notice and subject to Borrower’s reasonable security requirements, to enter upon the Property, to inspect the Improvements and all materials to be used in the construction thereof and to examine the Plans and all detailed plans and shop drawings which are or may be kept at the construction site.

10.5.	No Third Party. This Agreement is made for the sole benefit of Borrower, Bank and Bank’s successors and assigns, and no other Person shall have any rights or remedies under or by reason of this Agreement or any right to exercise any right or power of Bank hereunder or arising from any default by Borrower. Bank shall owe no duty whatsoever to any claimant for labor- performed or material furnished in connection with the construction of the Improvements nor any duty whatsoever to apply any undisbursed proceeds of the Loan to the payment of any such claim or to exercise any right or power of Bank hereunder or arising from any default by Borrower.

10.6.	Time of Essence. Time is of the essence of this Agreement and every part hereof.

10.7.	Successors and Assigns. Neither this Agreement nor any right of Borrower to receive any sums, proceeds or disbursements hereunder or under the Note, may be assigned, pledged, hypothecated, anticipated or otherwise encumbered by Borrower without the prior written consent of Bank. Subject to the foregoing restriction and the restrictions contained in the Deed of Trust, this Agreement shall inure to the benefit of Bank and Bank’s successors and assigns and shall bind Borrower and Borrower’s successors and assigns.

10.8.	Participation or Syndication. Bank and any Co-Lender shall have the right, in their sole discretion, to assign all or any part of Bank’s or other Co-Lender’s rights in the Loan and under the Loan Documents, either through direct assignment, securitization, or through participating interests (all such transactions being, collectively, a “Secondary Market Transaction”). Bank Is hereby authorized to disclose to any prospective assignee or participant in the Loan and any rating agency involved In a Secondary Market Transaction any and all information regarding Borrower, any Loan Party, the Property or the Loan. Borrower shall cooperate with Bank in effecting any such Secondary Market Transaction and shall cooperate to implement all requirements imposed by any rating agency involved in any Secondary Market Transaction, including, without limitation, (i) providing timely information regarding Borrower and the Property as may be reasonably requested from time to time by Bank, (ii) assisting In the preparation of marketing materials to be used in connection with the syndication, (iii) executing such additional promissory notes and other instruments as may be appropriate to evidence its obligations under the Loan to such syndicate Co-Lenders, and (iv) executing and delivering any documents (including, without limitation, any amendments, modifications or supplements to this Agreement or any other Loan Document, provided that there are not material changes to the Loan Documents), updated opinion letters, and/or estoppel certificates with respect to the Loan which are reasonably requested by Bank or Co-Lenders in connection with any such syndication and in form and substance reasonably satisfactory to Bank or such Co-Lenders, as the case may be. Borrower will be responsible for any and all costs and expenses of Bank related to the syndication, including, without limitation, reasonable attorney’s fees and disbursements.

10.9.	CO-LENDER PROVISIONS

(a) Additional Definitions.

(i) “Agent-Related Persons” means Agent, together with its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such persons and Affiliates.

(ii) “Required Co-Lenders” means as of any date of determination Co-Lenders having more than fifty percent (50%) of the Maximum Commitments or, if the Maximum Commitments have been terminated, holding in the aggregate more than fifty percent (50%) of the total outstanding amount of the Loan; provided that the Maximum Commitment of, and the portion of the total outstanding amount of the Loan held by, any Co-Lender in default of its obligations under this Agreement shall be excluded for purposes of making a determination of the Required Co-Lenders.

(b) Amendments: Survival. Agent and Co-Lenders shall be entitled to amend (whether pursuant to a separate intercreditor agreement or otherwise) any of the terms, conditions or agreements set forth in this Section 10.9 or as to any other matter in the

Loan Documents respecting payments to Agent or Co-Lenders as among themselves or the required number of Co-Lenders to approve or disapprove any matter or to take or refrain from taking any action, without the consent of Borrower or any other person or the execution by Borrower or any other person. Notwithstanding the foregoing, no amendment, waiver or consent shall:

(i) extend or increase the Maximum Commitment of any Co-Lender without the written consent of such Co-Lender in its sole discretion;

(ii) postpone any date fixed by this Agreement, any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to Co- under any of the Loan Documents, without the written consent of each Co-Lender directly affected thereby;

(iii) reduce the principal of, or the rate of interest specified herein on, any portion of the Loan, or any fees or other amounts payable hereunder or any other Loan Document, without the written consent of each Co-Lender directly affected thereby; provided, however, that Agent may waive any obligation of Borrower to pay interest at the Default Rate and/or late charges for periods of up to thirty (30) days, the consent of Required Co-Lenders shall be required to waive any such obligation for periods in excess of thirty (30) days, or to amend the definition of “Default Rate” or “late charges”:

(iv) change the percentage of the combined Maximum Commitments or of the aggregate unpaid principal amount of the Loan which is required for Co-Lenders or any of them to take any action hereunder, without the written consent of each Co-Lender; or

(v) release the liability of Borrower or any existing Guarantor without the written consent of each Co-Lender;

and, provided, further, that no amendment, waiver or consent shall, unless in writing and signed by Agent and each Co-Lender, affect the rights or duties of Agent under this Agreement, or any other Loan Document.

(c) Appointment and Authorization of Agent. Each Co-Lender hereby irrevocably appoints, designates and authorizes Bank as Agent to take such action on its behalf under the provisions of this Agreement, each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement, any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Agent shall not have any duties or responsibilities to Co-Lenders except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Co-Lender. No implied covenants, functions, responsibilities, duties, obligations or liabilities to Co-Lenders shall be read into this Agreement or any other Loan Document or shall otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable legal requirement. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d) Delegation of Duties. Agent may execute any of its duties under this Agreement, any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultant experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care.

(e) Liability of Agent. No Agent-Related Person shall (a) be liable to any Co-Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement, any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any Co-Lender for any recital, statement, representation or warranty made by Borrower or any subsidiary or Affiliate of Borrower, or any officer thereof, contained herein, or in any other Loan Document or the Environmental Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement, any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Co-Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower, Guarantor or any of their Affiliates.

(f) Reliance by Agent. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Co-Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all Co-Lenders. In the absence of written instructions from the Required Co-Lenders, Agent may take or not take any action, at its discretion.

(g) Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default, unless Agent shall have gained actual knowledge in its capacity as a Co-Lender or shall have received written notice from a Co-Lender or from Borrower referring to this Agreement, describing such Event of Default that Agent determines will have a material adverse effect. Agent will notify Co-Lenders promptly of its receipt of any such notice.

(h) Credit Decision: Disclosure of Information by Agent.

(i) Each Co-Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by Agent hereafter taken,

including any consent to and acceptance of any assignment or review of the affairs of Borrower or any Guarantor, shall be deemed to constitute any representation or warranty by any Agent-Related Person to Co-Lenders or any of them as to any matter, including whether any Agent-Related Person has disclosed material information in their possession. Each Co-Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and each Guarantor, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Co-Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and Guarantor.

(ii) To the extent not already available to a Co-Lender, Agent shall also provide the Co-Lender and/or make available for the Co-Lender’s inspection during reasonable business hours and at the Co-Lender’s expense, upon the Co-Lender’s written request therefor: (A) copies of the Loan Documents; (B) such information as is then in Agent’s possession in respect of the current status of principal and interest payments and accruals in respect of the Loan; (C) copies of all current Financial Statements in respect of Borrower, or any Guarantor or other person liable for payment or performance by Borrower of any obligations under the Loan Documents, then in Agent’s possession with respect to the Loan; and (D) other current factual information then in Agent’s possession with respect to the Loan and bearing on the continuing creditworthiness of Borrower, or any Guarantor, or any of their respective Affiliates; provided that nothing contained in this Clause (h) shall Impose any liability upon Agent for its failure to provide a Co-Lender any of such Loan Documents, information, or Financial Statements, unless such failure constitutes willful misconduct or gross negligence on Agent’s part; and provided, further, that Agent shall not be obligated to provide any Co-Lender with any information in violation of applicable law or any contractual restrictions on the disclosure thereof (provided such contractual restrictions shall not apply to distributing to a Co-Lender factual and financial information expressly required to be provided herein).

(i) Agent in Individual Capacity. Bank, in its individual capacity, and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any party to the Loan Documents and their respective Affiliates as though Bank were not Agent hereunder and without notice to or consent of Co-Lenders.

(j) Successor Agent. Agent may, and at the request of the Required Co-Lenders as a result of (a) Agent’s gross negligence or willful misconduct in performing its duties under this Agreement, (b) appointment of a receiver for Agent, or (c) in the event of regulatory measures taken against Agent which limit or materially affects its day-to-day operations, shall, resign as Agent upon 30 days’ notice to Co-Lenders. If Agent resigns under this Agreement, the Required Co-Lenders shall appoint from among Co-Lenders a successor Agent for Co-Lenders. If no successor Agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and Co-Lenders shall perform all of the duties of Agent hereunder.

(k) Releases: Acquisition and Transfers of Property.

(i) Co-Lenders hereby irrevocably authorize Agent to transfer or release any lien or to transfer or sell, any Loan collateral (A) upon the termination of the Maximum Commitments and payment and satisfaction in full of the Loan, and (B) after foreclosure or other acquisition of title, for a purchase price of 90% of the value indicated in the most recent Appraisal of the collateral obtained by Agent.

(ii) If all or any portion of the Property is acquired by foreclosure or by deed in lieu of foreclosure, Agent shall take title to the Property in its name or by an Affiliate of Agent, but for the benefit of all Co-Lenders in their Ratable Shares on the date of the foreclosure sale or recordation of the deed in lieu of foreclosure (the “Acquisition Date”). Agent and all Co-Lenders hereby expressly waive and relinquish any right of partition with respect to any Property so acquired. Notwithstanding any other provision of this Agreement, Agent shall have the right but not the obligation to take any action in connection with the Loan collateral (including those with respect to property taxes, insurance premiums, completion of construction, operation, management, improvement, maintenance, repair, sale and disposition), or any portion thereof.

(l) Application of Payments. All payments and receipts shall be apportioned pro rata among Co-Lenders and payments of any fees (other than fees designated for Agent’s separate account) shall, as applicable, be apportioned pro rata among Co-Lenders. Agent shall direct that Borrower make all payments of principal and interest (including, without limitation, principal due on the maturity dates of the Note), prepayment premiums, if any, late charges, if any, and other amounts due under the Loan Documents or paid with respect thereto, and Agent shall remit to each Lender its pro rata share thereof, less the respective amount of unpaid advances, interest and other costs and expenses, if any, due from each such Co-Lender to Agent. The payments collected shall be credited against the amounts due under the Loan Documents in accordance with the provisions of the Loan Documents. Remittances by Agent to each Co-Lender shall be made, at Agent’s option, (a) by wire transfer to such Co-Lender’s account at a bank specified in a notice given to Agent by such Co-Lender, (b) by automated clearinghouse (“ACH”) credit against an account of such Co-Lender, or (c) as otherwise mutually agreed by Agent and such Co-Lender. Agent shall use reasonable efforts to deliver all payments to the Co-Lenders within two (2) Business Days, but in no event later than the fourth (4th) Business Day, after receipt of payments due from Borrower under the Loan Documents. If any payment received by Agent is later cancelled, nullified or reversed, each Lender shall refund to Agent, upon notice of such cancellation, nullification or reversal its pro rata share of such payment. Agent’s obligation to remit is only as to funds actually and unconditionally received and cleared, and the funds remitted to a Co-Lender shall be net of the following, if and only to the extent owing from such Co-Lender as of the date Agent delivers the applicable payment to such Co-Lender: (i) all amounts owed to Agent by such Co-Lender under this Agreement, and (ii) all expenses due and owing Agent. All funds received by Agent respecting the Loan may be held in Agent’s bank accounts and may be commingled with its other funds. Agent shall retain for its own account all income, if any, earned on any accounts maintained respecting the Loan, unless such income is due to Borrower pursuant to the Loan Documents or applicable law.

(m) Benefit. The terms and conditions of this Section 10.9 are inserted for the sole benefit of Agent and Co-Lenders; the same may be waived in whole or in part, with or without terms or conditions, without prejudicing Agent’s or Co-Lenders’ rights to later assert them in whole or in part. Borrower shall have no obligations under this Section 10.9.

(n) Assignment and Participation. Notwithstanding Section 10.8 of this Loan Agreement, no Co-Lender may assign any interest in the Loan or its Maximum Commitment without the consent of Bank.

10.10.	Governing Jurisdiction. This Agreement shall be governed by and construed In accordance with the laws of the state in which the Property is located.

10.11.	Entire Agreement. This Agreement and all other Loan Documents constitute the entire understanding between the parties hereto with respect to the subject matter hereof, superseding all prior written or oral understandings. The parties also acknowledge they have entered into the certain Confidentiality Agreement dated as of October 9, 2014 by and between Guarantor and Bank as amended by that certain First Amendment to Confidentiality Agreement among Guarantor, Borrower and Bank, which agreement remains in full force and effect. This Agreement and the other Loan Documents may be modified, amended or terminated only In writing signed by all parties hereto or thereto.

10.12.	Joint and Several Liability. If Borrower consists of more than one Person, each shall be jointly and severally liable to Bank for the performance of this Agreement and the other Loan Documents.

10.13.	Intentionally Omitted.

10.14.	Credit Information and Reports. Bank Is authorized to release information concerning Borrower’s credit record and financial condition (i) to Guarantor, (ii) to or among departments of Bank and its affiliates, and/or (iii) to other parties pursuant to an order from a governmental agency or court; and Bank is authorized to obtain such information from any third party at any time and to take such other steps as Bank deems appropriate to verify such information provided in connection therewith.

10.15.	Headings. The various headings of this Agreement are included for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

10.16.	Severability. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

10.17.	Counterparts. This Agreement and each other Loan Document (other than the Note) may be executed in two (2) or more counterparts, each of which shall be deemed an original but taken together shall be one and the same document.

10.18.	Exhibits. All exhibits attached hereto are incorporated herein as if fully set forth within this Agreement.

10.19.	USA Patriot Act. Bank is subject to the USA Patriot Act and hereby notifies Borrower that pursuant to the requirements of that Act, Bank is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BORROWER:

PETCO REAL ESTATE HOLDINGS III LLC, a Delaware limited liability company

By:	/s/ James Myers
Name:	James Myers
Title:	Chief Executive Officer

Address for Notice to Borrower:

Petco Real Estate Holdings III LLC

9125 Rehco Road

San Diego, CA 92121

Attn: Patricia Ward, Vice President and Controller

Phone No.: (858) 657-2011

Fax No.: (858) 638-2321

Email address: Patricia.Ward@petco.com

Petco Real Estate Holdings III LLC

9125 Rehco Road

San Diego, CA 92121”

Attn: Darragh Davis, Vice President, General Counsel and Secretary

Phone No.: (858) 857-2091

Fax No.: (858) 526-2828

Email address: Darragh.Davis@petco.com

BANK:

MUFG UNION BANK, N.A.

By:	/s/ Peter Ehlinger
Peter Ehlinger, Vice President

Addresses for Notice to Bank:

MUFG UNION BANK, N.A. Attn: Manager Collateral Management Department 1980 Saturn Street Monterey Park, CA 91755 Fax No. (323) 720-7836

MUFG UNION BANK, N.A. Attn: Manager Commercial Finance Division 445 South Figueroa Street, 13th Floor Los Angeles, CA 90071 Phone No.: (213) 236-5881 Fax No. (213) 236-6089

Deed of Trust.	3

Detailed Cost Breakdown.	3

Disbursement Schedule.	3

Draw Request.	3

ECA.	3

Event of Default.	4

Financial Statements.	4

Force Majeure.	4

Funding Date.	4

Governmental Authority.	4

Governmental Requirement.	4

Guarantor.	4

Guaranty.	4

Improvements.	4

Initial Disbursement.	4

Initial Interest Rate.	4

Interest Reserve.	4

Leases.	4

Liquidity.	5

Loan.	5

Loan Documents.	5

Loan Fee.	5

Loan Party and Loan Parties.	5

Loan-to-Value Ratio.	5

Major Contracts.	5

Major Leases.	5

Maturity Date.	5

Maximum Commitment.	5

Note.	5

Note Rate.	5

Offsite Materials.	5

Onsite Materials.	6

Owner-Occupied.	6

Person.	6

Personal Property.	6

Plans.	6

Property.	6

Project Budget.	6

Ratable Share, Ratable or Ratably.	6

Real Property.	6

Secondary Market Transaction.	6

Security Documents.	6

Set Aside Letter.	6

Surety.	6

Swap Contract.	6

Term Loan.	7

Term Loan Maturity Date (if applicable).	7

Term Loan Period.	7

Title Insurer.	7

Title Policy.	7

THE LOAN.	7

Purpose.	7

Loan Terms and Conditions.	7

Loan Fee.	7

Full Payment and Reconveyance.	7

Conversion to Term Loan.	8

Applicable Interest Rate and Payment.	9

Prepayment.	9

CONDITIONS PRECEDENT TO CLOSING OF THE LOAN.	9

General Conditions Precedent.	9

LOAN DISBURSEMENT.	10

Initial Disbursement.	10

Subsequent Disbursements.	11

Final Disbursement; Required Draw.	13

Additional Conditions to Advances.	14

Disbursement Limits,	15

REPRESENTATIONS AND WARRANTIES OF BORROWER.	15

Formation.	15

Authority; No Conflict.	16

No Defaults.	16

No Material Adverse Effect.	16

Leases and Personal Property.	16

No Change.	16

Compliance With Law.	16

Other Liens.	16

Financial Statements.	16

No Actions.	17

Ownership of Personal Property.	17

Other Financing.	17

Plans, Defects.	17

Intentionally Omitted.	17

Intentionally Omitted.	17

CC&Rs, Zoning.	17

Finder’s Fees.	17

Draw Request.	17

Other Information.	17

No Default.	17

BORROWER’S COVENANTS.	18

Borrower’s Funds.	18

Lien Priority.	18

Construction Start and Completion.	18

Change Orders.	18

Detailed Cost Breakdown.	19

Contractor Covenants.	19

Construction Contract Only.	19

Paid Vouchers.	19

Defect Corrections.	19

Application of Disbursements.	19

Intentionally Omitted.	19

Personal Property Installation.	19

Record Keeping, Financial and Other Information.	20

Bank’s Audit and Inspection Rights.	20

Dividends, Distributions.	21

Payment of Lawful Claims.	21

Payment of Costs.	21

Approval of Easements and Other Documents.	21

Compliance with Laws; Preservation of Rights.	21

Notices: Borrower shall promptly notify Bank in writing of:	22

Indemnity.	22

Performance of Acts.	23

Notice of Change.	23

Prohibited Activities.	23

Required Occupancy.	23

Leases.	24

Operating Account.	25

Stop Notices; Mechanic’s Liens.	25

Set Aside Letters.	25

Management of Property.	26

Negative Covenants.	26

Impound Accounts.	27

Minimum Liquidity.	27

EVENTS OF DEFAULT.	27

REMEDIES.	29

POWER OF ATTORNEY.	29

MISCELLANEOUS:	30

Disclaimer.	30

Notices.	30

Waivers.	31

Bank’s Expenses; Rights of Bank.	31

No Third Party.	31

Time of Essence.	31

Successors and Assigns.	31

Participation or Syndication.	32

CO-LENDER PROVISIONS	32

Governing Jurisdiction.	37

Entire Agreement.	37

Joint and Several Liability.	37

Intentionally Omitted.	37

Credit Information and Reports.	37

Headings.	38

Severability.	38

Counterparts.	38

Exhibits.	38

EXHIBIT A - LEGAL DESCRIPTION	32
EXHIBIT B - DISBURSEMENT SCHEDULE	1
EXHIBIT B-1 - PROJECT BUDGET	1
EXHIBIT C - SPECIAL CONDITIONS	3
EXHIBIT D - INTENTIONALLY OMITTED	4
EXHIBIT E - MAJOR LEASES	5